UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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Web2 Corp.

(Exact name of registrant as specified in its charter)

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Commission File Number:  000-29462

100 West Lucerne Circle, Suite 601

Orlando, Florida  32801

 (Address of Principal Executive Office) (Zip Code)

(407) 540-0452

 (Registrant’s telephone number, including area code)

Common Stock, $.001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a

duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) 

Rule 12g-4(a)(2) [X]

Rule 12h-3(b)(1)(i) 

Rule 12h-3(b)(1)(ii) 

Rule 15d-6 

Approximate number of holders of record as of the certification or notice date:  324

Pursuant to the requirements of the Securities Exchange Act of 1934, WEB2 CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

WEB2 CORP.

Date: August 8, 2008	By:	/s/ William A. Mobley, Jr.
William A. Mobley, Jr. Chairman and Chief Executive Officer